EX 99.28(e)(1)(iii)

Amendment to
Amended and Restated Distribution Agreement between
JNL Investors Series Trust and Jackson National Life Distributors LLC

This Amendment is made by and between JNL Investors Series Trust, a Massachusetts business trust (“Trust”), and Jackson National Life Distributors LLC (“JNLD”), a broker-dealer registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority.

Whereas, the Trust and JNLD entered into an Amended and Restated Distribution Agreement effective May 24, 2011 (“Agreement”), whereby the Trust appointed JNLD as distributor (“Distributor”) of the Shares of the separate funds (the “Funds”) set forth on Schedule A of the Agreement.

Whereas, the Board of Trustees of the Trust has approved the addition of the JNL/PPM America Low Duration Bond Fund (“New Fund”) to the Trust.

Whereas, the parties have agreed to amend Schedule A of the Agreement to add the New Fund and its’ fees thereto.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 16, 2013, attached hereto.

In Witness Whereof, the Trust and the Distributor have caused this Amendment to be executed as of July 1, 2013, effective as of September 16, 2013.

Attest:		JNL Investors Series Trust

By:	/s/ Norma Mendez	By:	/s/ Kristen K. Leeman
		Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s/ Paige McLaughlin	By:	James L. Livingston
		Name:	James L. Livingston, Jr.
		Title:	EVP, Operations

Schedule A
Dated September 16, 2013
Class A 12b-1 Fee Table 11

Class A Shares Fund	Maximum 12b-1 Distribution and Service Fee
JNL/PPM America Low Duration Bond Fund	0.20%
JNL/PPM America Total Return Fund	0.20%

1 The expenses for Class A Shares Funds are calculated as a percentage of the average daily net assets.

A-1